UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CASTOR MARITIME INC.
(Exact Name of Registrant as Specified in Its Charter)

Republic of the Marshall Islands	98-1541622
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification no.)

223 Christodoulou Chatzipavlou Street, Hawaii Royal Gardens, 3036 Limassol, Cyprus	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Shares, par value $0.001 per share	Nasdaq Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box:☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:
N/A.

Securities to be registered pursuant to Section 12(g) of the Act: N/A.

EXPLANATORY NOTE

This Amendment No. 3 (this “Amendment”) to Form 8-A amends the information set forth in Item 1 of the Registration Statement on Form 8-A, filed by Castor Maritime Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) on February 6, 2019, as amended by Amendment No. 1 to the Form 8-A, filed by the Registrant with the Commission on February 8, 2019, and Amendment No. 2 to the Form 8-A, filed by the Registrant with the Commission on May 28, 2021 (as amended, the “Form 8-A”).

No new securities are being registered pursuant to this Amendment, which is being filed solely to update the description of the Registrant’s common shares, par value $0.001 per share (the “Common Shares”) to reflect a reverse stock split at a ratio of one-for-10.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered

A reverse stock split (the "Reverse Stock Split") of the Common Shares became effective on March 27, 2024 (the "Effective Date"). Pursuant to the Reverse Stock Split, every 10 of the issued and outstanding Common Shares were combined into one issued and outstanding Common Share, without any change to (i) the par value of $0.001 per share or (ii) any shareholder’s ownership percentage of the Common Shares, subject to the effects of rounding. The number of authorized Common Shares and preferred shares of the Registrant, par value $0.001 per share, remained unchanged at 1,950,000,000 shares and 50,000,000 shares, respectively. Immediately following the Effective Date, the Common Shares have the same voting rights and are identical in all other respects to the Common Shares prior to the effectiveness of the Reverse Stock Split.

The foregoing summary of the Reverse Stock Split does not purport to be complete and is qualified in its entirety by reference to the full text of the Articles of Amendment to the Articles of Incorporation of the Company, as amended (the “Articles of Amendment”), which were filed with the Registry of the Marshall Islands on March 26, 2024 and are attached hereto as Exhibit 99.1. The Common Shares are described in the Articles of Amendment and Exhibit 2.2 to the Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2023, filed with the Commission on February 29, 2024, each of which are incorporated by reference herein.

Item 2.	Exhibits.

99.1	Articles of Amendment to the Articles of Incorporation of the Company, as amended.
99.2	Form of Common Share Certificate of the Company.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: March 27, 2024

Castor Maritime Inc.

	By:	/s/ Petros Panagiotidis
	Name:	Petros Panagiotidis
	Title:	Chairman, Chief Executive Officer and Chief Financial Officer